Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp's First Fiscal Quarter Earnings Per Share Increases 38%
•	First Fiscal Quarter Net Income Increases 55% to $5.62 Million
•	Total Assets Increase to $1.2 Billion with the Acquisition of South Sound Bank
•	Announces 15% Increase in the Quarterly Cash Dividend

HOQUIAM, WA - January 22, 2019 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported, for the quarter ended December 31, 2018, record quarterly net income of $5.62 million and record earnings of $0.66 per diluted common share.  This compares to net income of $4.42 million, or $0.59 per diluted common share, for the preceding quarter and net income of $3.61 million, or $0.48 per diluted common share, for the quarter ended December 31, 2017.

Timberland's Board of Directors also announced a 15% increase in the quarterly cash dividend to shareholders to $0.15 per common share, payable on February 28, 2019, to shareholders of record on February 14, 2019.

"We are pleased today to report a strong first fiscal quarter for the Company," commented Michael Sand, President and CEO.  "Net income increased 55% and earnings per diluted common share increased 38% from the prior year's first fiscal quarter.  Return on assets, return on equity and net interest margin meaningfully increased compared to the results for the comparable quarter one year ago.  The acquisition of South Sound Bank, completed October 1, 2018, contributed to the quarter's significant loan and deposit growth and to the expansion of Timberland's net interest margin.  Additionally, the Company's efficiency ratio for the quarter improved 223 basis points to 54.85% from 57.08% reported for the quarter ended December 31, 2017."

"Financial benefits from the South Sound Bank acquisition were clearly recognized during the first full quarter of ownership," Sand continued.  "The acquisition expanded Timberland's presence along Washington State's economically important I-5 corridor and, at closing, brought Timberland $121.5 million in loans, $151.5 million in deposits and $180.8 million in total assets.  Despite the issuance of 904,826 shares in the transaction, earnings per share for the quarter increased considerably from the earnings per share posted for last year's comparable quarter."

"During the quarter, preparations progressed in earnest toward our scheduled February 21st conversion to a new core operating system.  The conversion will add new technologies for customers and improve operational efficiencies.  Upon the completion of the February conversion we will shift our focus to the scheduled July integration of South Sound's core system into Timberland's.  During the quarters ending March 31 and June 30, 2019, we anticipate incurring IT conversion related pre-tax expenses of approximately $450,000 ($356,000 after tax) and $580,000 ($458,000 after tax), respectively, as we migrate both companies to a new core operating system."

The Company's federal income tax rate decreased to 21.0% on October 1, 2018 representing a 14.3% reduction from the 24.5% blended federal income tax rate used during the fiscal year ended September 30, 2018.

First Fiscal Quarter 2019 Earnings and Balance Sheet Highlights (at or for the period ended December 31, 2018, compared to December 31, 2017, or September 30, 2018):

   Earnings Highlights:
•	Net income increased 55% to $5.62 million from $3.61 million for the comparable quarter one year ago and increased 27% from $4.42 million for the preceding quarter;
•	Quarterly EPS increased 38% to $0.66 from $0.48 for the comparable quarter one year ago and increased 12% from $0.59 for the preceding quarter;
•	Return on average equity and return on average assets for the current quarter remained strong at 14.56% and 1.88%, respectively; and

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

•	Net interest margin increased to 4.47% from 4.19% for the comparable quarter one year ago and 4.35% for the preceding quarter.

   Balance Sheet Highlights:
•	Total assets increased 18% from the prior quarter (primarily due to the South Sound Bank merger);
•	Total deposits increased 18% year-over-year and 16% from the prior quarter;
•	Net loans receivable increased 22% year-over-year and 18% from the prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $18.87 and $16.83, respectively, at December 31, 2018.

Acquisition of South Sound Bank

On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington ("South Sound Merger").  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company's common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company's closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

The South Sound Merger was accounted for as a business combination.  Accordingly, Timberland's cost to acquire South Sound Bank was allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed of South Sound Bank at their respective estimated fair values as of the acquisition date.  The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The following table summarizes the fair value of consideration transferred, the estimated fair value of the assets acquired and liabilities assumed at October 1, 2018, and the resulting goodwill from the transaction ($ in thousands):

Total merger consideration	$35,170

Assets
Cash and cash equivalents	$21,187
Certificates of deposits ("CDs") held for investment	2,973
FHLB stock	205
Investment securities	24,724
Loans receivable	121,544
Premises and equipment	3,337
Other real estate owned ("OREO")	25
Bank owned life insurance ("BOLI")	2,629
Accrued interest receivable	554
Mortgage servicing rights	281
Other assets	883
Core deposit intangible ("CDI")	2,483
Total assets	$180,825

Liabilities
Deposits	$151,538
Other liabilities and accrued expenses	3,087
Total liabilities	$154,625

Fair value of net assets acquired	$26,200

Goodwill	$8,970

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

The estimated fair values in the above table are preliminary and represent management's best estimates based on available information on the facts and circumstances in existence on January 22, 2019.  Fair values (including the related deferred tax adjustments) are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities) increased 24% to $15.59 million from $12.55 million for the comparable quarter one year ago and increased 16% from $13.44 million for the preceding quarter.

Net interest income for the current quarter increased 20% to $12.34 million from $10.27 million for the preceding quarter and increased 31% from $9.43 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to the South Sound Merger, which increased average interest-earning assets and average interest-bearing liabilities.

Timberland's net interest margin ("NIM") for the current quarter increased to 4.47% from 4.35% for the preceding quarter and 4.19% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately four basis points due to the accretion of $87,000 of the fair value discount on loans acquired in the South Sound Merger.  The NIM for the current quarter was not impacted by the collection of non-accrual interest.  The NIM for the preceding quarter was increased by approximately five basis points due to the collection of $107,000 of non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased approximately two basis points due to the collection of $45,000 of non-accrual interest.

Non-interest income increased 3% to $3.27 million for the current quarter from $3.18 million for the preceding quarter and increased 4% from $3.14 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter consisted of an $82,000 increase in services charges on deposits and smaller increases in several other categories.  These increases were partially offset by an $81,000 decrease in gain on sale of loans.  The increase in service charges was primarily a result of increased service charges on commercial business accounts and service charges on the accounts acquired in the South Sound Merger.  The decrease in gains on sale of loans was primarily due to a decrease in the dollar amount of fixed rate one- to four-family loans sold and a decrease in the average pricing spread.

Total operating expenses for the current quarter increased 12% to $8.56 million from $7.66 million for the preceding quarter and increased 19% from $7.18 million for the comparable quarter one year ago.  The increase in expenses for the current quarter compared to the preceding quarter consisted of a $729,000 increase in salaries and employee benefits, a $109,000 increase in CDI amortization, a $108,000 increase in ATM and debit card processing and smaller increases in several other categories.  These increases were partially offset by a $326,000 decrease in professional fees and smaller decreases in several other categories.  The increase in salaries and employee benefits expense was primarily due to the additional employees added in connection with the South Sound Merger and annual salary adjustments.  The CDI amortization expense and the increase in ATM and debit card processing expense were also primarily due to the South Sound Merger.  The decrease in professional fees was primarily due to a reduction in acquisition related expenses in the current quarter.  Acquisition related expenses totaled $64,000 during the current quarter compared to $344,000 in the quarter ended September 30, 2018.  The efficiency ratio improved to 54.85% for the current quarter from 56.94% for the preceding quarter.

The provision for income taxes for the current quarter increased by $63,000 to $1.43 million from $1.37 million for the preceding quarter and decreased by $348,000 from the comparable quarter one year ago.  These changes were primarily due to higher pre-tax income and changes in the federal corporate income tax rates.  The Tax Cuts and Jobs Acts legislation, which was signed into law on December 22, 2017, decreased the federal corporate income tax rate to 21.0% from 35.0%.  As a result of the new legislation, Timberland recorded a one-time income tax expense of $548,000 in conjunction with writing down its net deferred tax asset during the quarter ended December 31, 2017, and began using a lower blended federal income tax rate for the 2018 fiscal year.  Since Timberland is a September 30th fiscal year-end corporation, it used a blended federal income tax rate of 24.5% for the fiscal year ended September 30, 2018, and began using a 21.0% federal income tax rate on October 1, 2018.  Timberland's effective tax rate was 20.3% for the quarter ended December 31, 2018, compared to 23.7% for the quarter ended September 30, 2018 and 33.0% for the quarter ended December 31, 2017.

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

Balance Sheet Management

Total assets increased $182.03 million, or 18%, during the first fiscal quarter to $1.20 billion at December 31, 2018, from $1.02 billion at September 30, 2018.  The increase was primarily due to the South Sound Merger, which resulted in a $182.89 million increase of total assets (including goodwill and net of cash consideration paid) at the merger date (October 1, 2018).  The quarterly increase in asset size was primarily comprised of a $131.68 million increase in net loans receivable, a $23.65 million increase in investment securities and CDs held for investment, a $12.88 million increase in cash and cash equivalents, and an $11.34 million increase in goodwill and CDI.

Net loans receivable increased $131.68 million, or 18%, during the current quarter to $857.07 million at December 31, 2018, from $725.39 million at September 30, 2018, primarily due to loans acquired in the South Sound Merger ($121.54 million at merger date) and to a lesser extent organic loan growth.  The quarterly increase consisted of an $81.03 million increase in commercial real estate loans, a $27.43 million increase in construction loans, a $15.15 million increase in commercial business loans, a $14.28 million increase in one- to four-family loans, a $10.15 million increase in multi-family loans and a $4.01 million increase in consumer loans.  These increases to net loans receivable were partially offset by a $17.36 million increase in the undisbursed portion of construction loans in process and smaller decreases in several other loan categories.

LOAN PORTFOLIO

($ in thousands)	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$130,219	14%	$115,941	14%	$116,976	15%
Multi-family	72,076	8	61,928	8	61,366	8
Commercial	426,144	44	345,113	42	333,085	42
Construction - custom and
owner/builder	119,214	12	119,555	15	123,365	15
Construction - speculative one-to four-family	17,934	2	15,433	2	7,253	1
Construction - commercial	42,416	4	39,590	5	22,000	3
Construction - multi-family	25,645	3	10,740	1	24,601	3
Construction - land
development	10,578	1	3,040	--	--	--
Land	22,734	2	25,546	3	21,122	2
Total mortgage loans	866,960	90	736,886	90	709,768	89

Consumer loans:
Home equity and second
mortgage	40,468	4	37,341	5	38,975	5
Other	4,443	--	3,515	--	4,050	--
Total consumer loans	44,911	4	40,856	5	43,025	5

Commercial business loans (b)	58,202	6	43,053	5	43,993	6
Total loans	970,073	100%	820,795	100%	796,786	100%
Less:
Undisbursed portion of
construction loans in
process	(100,595)		(83,237)		(79,449)
Deferred loan origination
fees	(2,875)		(2,637)		(2,504)
Allowance for loan losses	(9,533)		(9,530)		(9,565)
Total loans receivable, net	$857,070		$725,391		$705,268
_______________________

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

(a)	Does not include one- to four-family loans held for sale totaling $2,988, $1,785 and $3,236 at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.
(b)	Does not include commercial business loans held for sale totaling $171 at December 31, 2017.

Timberland originated $106.39 million in loans during the quarter ended December 31, 2018, compared to $82.51 million for the comparable quarter one year ago and $99.27 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the first quarter of fiscal 2019 fixed-rate one- to four-family mortgage loans and SBA loans totaling $16.12 million were sold compared to $15.91 million for the comparable quarter one year ago and $17.42 million for the preceding quarter.

Timberland's investment securities and CDs held for investment increased $23.65 million, or 31%, to $100.90 million at December 31, 2018, from $77.25 million at September 30, 2018.  The increase was primarily due to the investment securities and CDs held for investment acquired in the South Sound Merger.

Timberland's liquidity remained strong after the South Sound Merger.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 22.1% of total liabilities at December 31, 2018, compared to 23.9% at September 30, 2018, and 25.1% one year ago.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$271,251	26%	$233,258	26%	$210,108	24%
NOW checking	286,052	28	225,290	25	218,422	25
Savings	160,673	15	151,404	17	142,660	16
Money market	153,208	15	127,791	15	156,665	18
Money market – reciprocal	9,220	1	9,955	1	10,796	1
Certificates of deposit under $250	129,822	13	120,443	14	118,017	14
Certificates of deposit $250 and over	21,747	2	18,164	2	16,208	2
Certificates of deposit – brokered	3,204	--	3,201	--	3,198	--
Total deposits	$1,035,177	100%	$889,506	100%	$876,074	100%

Total deposits increased $145.67 million, or 16%, during the current quarter to $1.035 billion at December 31, 2018, from $889.51 million at September 30, 2018, primarily due to deposits acquired in the South Sound Merger.  The quarterly increase consisted of a $60.76 million increase in NOW checking account balances, a $37.99 million increase in non-interest bearing demand account balances, a $24.68 million increase in money market account balances, a $12.97 million increase in certificate of deposit account balances and a $9.27 million increase in savings account balances.

Shareholders' Equity

Total shareholders' equity increased $32.25 million to $156.91 million at December 31, 2018, from $124.66 million at September 30, 2018.  The increase in shareholders' equity was primarily due to $28.27 million in common stock issued in the South Sound Merger and net income of $5.62 million for the quarter, which was partially offset by dividend payments to shareholders of $1.91 million.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 18.43% and a Tier 1 leverage capital ratio of 11.96% at December 31, 2018.

Asset quality remains strong with the non-performing assets to total assets ratio improving to 0.33% at December 31, 2018, compared to 0.55% one year ago and 0.36% at September 30, 2018.

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

No provision for loan losses was made for the quarters ended December 31, 2018, September 30, 2018, and December 31, 2017.  There was a net recovery of $3,000 for the current quarter compared to net charge-offs of $2,000 for the preceding quarter and a net recovery of $12,000 for the comparable quarter one year ago.  The allowance for loan losses to loans receivable decreased to 1.10% at December 31, 2018, from 1.30% at September 30, 2018, primarily as a result of an increase in loans from the South Sound Merger.  Included in the recorded value of loans acquired in mergers are net discounts which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance.  The recorded value of loans acquired in the South Sound Merger was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Merger was $2.00 million at December 31, 2018.  The allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Merger) was 1.27% at December 31, 2018.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $235,000, or 8%, to $3.36 million at December 31, 2018, from $3.12 million one year ago and increased $800,000, or 31%, from $2.56 million at September 30, 2018.  Non-accrual loans decreased $523,000, or 25%, to $1.59 million at December 31, 2018, from $2.11 million one year ago and increased $273,000, or 21%, from $1.32 million at September 30, 2018.

NON-ACCRUAL LOANS
($ in thousands)	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$509	4	$545	5	$947	8
Commercial	--	--	--	--	402	3
Land	396	2	243	2	395	4
Total mortgage loans	905	6	788	7	1,744	15

Consumer loans:
Home equity and second
mortgage	386	6	359	5	188	4
Total consumer loans	386	6	359	5	188	4

Commercial business loans	299	6	170	2	181	2
Total loans	$1,590	18	$1,317	14	$2,113	21

OREO and other repossessed assets decreased 30% to $2.03 million at December 31, 2018, from $2.89 million at December 31, 2017, and increased 6% from $1.91 million at September 30, 2018.  At December 31, 2018, the OREO and other repossessed asset portfolio consisted of 11 individual land parcels and three commercial real estate properties.  During the quarter ended December 31, 2018, there were no OREO property sales.

OREO and OTHER REPOSSESSED ASSETS

($ in thousands)	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Quantity	Amount	Quantity	Amount	Quantity
One- to four-family	$--	--	$--	--	$516	1
Commercial	473	3	448	2	332	1
Land	1,553	11	1,465	10	2,026	12
Consumer	--	--	--	--	13	1
Total	$2,026	14	$1,913	12	$2,887	15

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2018	September 30, 2018	December 31, 2017

Shareholders' equity	$156,905	$124,657	$114,112
Less goodwill and CDI	(16,994)	(5,650)	(5,650)
Tangible common equity	$139,911	$119,007	$108,462

Total assets	$1,200,315	$1,018,290	$993,895
Less goodwill and CDI	(16,994)	(5,650)	(5,650)
Tangible assets	$1,183,321	$1,012,640	$988,245

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2018	2018	2017
Interest and dividend income
Loans receivable	$11,782	$9,956	$9,328
Investment securities	278	70	58
Dividends from mutual funds, FHLB stock and other investments	39	37	26
Interest bearing deposits in banks	1,216	989	623
Total interest and dividend income	13,315	11,052	10,035

Interest expense
Deposits	971	782	601
Total interest expense	971	782	601
Net interest income	12,344	10,270	9,434

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	12,344	10,270	9,434

Non-interest income
Service charges on deposits	1,216	1,134	1,179
ATM and debit card interchange transaction fees	949	922	845
Gain on sale of loans, net	386	467	521
Bank owned life insurance ("BOLI") net earnings	157	140	136
Servicing income on loans sold	148	127	116
Recoveries on investment securities, net	20	13	22
Other	390	378	318
Total non-interest income	3,266	3,181	3,137

Non-interest expense
Salaries and employee benefits	4,606	3,877	3,950
Premises and equipment	954	871	768
Loss on disposition of premises and equipment, net	--	11	--
Advertising	191	191	209
OREO and other repossessed assets, net	50	29	113
ATM and debit card processing	422	314	331
Postage and courier	110	115	105
State and local taxes	196	190	161
Professional fees	235	561	218
FDIC insurance	74	52	65
Loan administration and foreclosure	87	89	79
Data processing and telecommunications	613	511	467
Deposit operations	294	376	278
Amortization of CDI	109	--	--
Other, net	621	472	432
Total non-interest expense, net	8,562	7,659	7,176

Income before income taxes	7,048	5,792	5,395
Provision for income taxes	1,433	1,370	1,781
Net income	$5,615	$4,422	$3,614

Net income per common share:
Basic	$0.68	$0.60	$0.49
Diluted	0.66	0.59	0.48

Weighted average common shares outstanding:
Basic	8,293,212	7,352,013	7,312,531
Diluted	8,457,703	7,549,778	7,508,169

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2018	2018	2017
Assets
Cash and due from financial institutions	$18,938	$20,238	$16,952
Interest-bearing deposits in banks	142,805	128,626	149,255
Total cash and cash equivalents	161,743	148,864	166,207

Certificates of deposit ("CDs") held for investment, at cost	65,830	63,290	53,528
Investment securities:
Held to maturity, at amortized cost	31,950	12,810	7,077
Available for sale, at fair value	3,122	1,154	1,221
FHLB stock	1,395	1,190	1,107
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	2,988	1,785	3,407

Loans receivable	866,603	734,921	714,833
Less: Allowance for loan losses	(9,533)	(9,530)	(9,565)
Net loans receivable	857,070	725,391	705,268

Premises and equipment, net	22,884	18,953	18,307
OREO and other repossessed assets, net	2,026	1,913	2,887
BOLI	22,599	19,813	19,402
Accrued interest receivable	3,497	2,877	2,743
Goodwill	14,620	5,650	5,650
CDI	2,374	--	--
Mortgage servicing rights, net	2,338	2,028	1,871
Escrow deposit for acquisition	--	6,900	--
Other assets	2,879	2,672	2,220
Total assets	$1,200,315	$1,018,290	$993,895

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$271,251	$233,258	$210,108
Deposits: Interest-bearing	763,926	656,248	665,966
Total deposits	1,035,177	889,506	876,074

Other liabilities and accrued expenses	8,233	4,127	3,709
Total liabilities	1,043,410	893,633	879,783

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,313,403 shares issued and outstanding – December 31, 2018 7,401,177 shares issued and outstanding – September 30, 2018 7,367,327 shares issued and outstanding – December 31, 2017	42,951	14,394	13,540
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(67)	(133)	(331)
Retained earnings	114,166	110,525	101,039
Accumulated other comprehensive loss	(145)	(129)	(136)
Total shareholders' equity	156,905	124,657	114,112
Total liabilities and shareholders' equity	$1,200,315	$1,018,290	$993,895

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2018	2018	2017
PERFORMANCE RATIOS:
Return on average assets (a)	1.88%	1.76%	1.50%
Return on average equity (a)	14.56%	14.47%	12.90%
Net interest margin (a)	4.47%	4.35%	4.19%
Efficiency ratio	54.85%	56.94%	57.08%

	Dec. 31,	Sept. 30,	Dec. 31,
	2018	2018	2017
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,590	$1,317	$2,113
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	372	406	500
OREO and other repossessed assets	2,026	1,913	2,887
Total non-performing assets (b)	$3,988	$3,636	$5,500

Non-performing assets to total assets (b)	0.33%	0.36%	0.55%
Net charge-offs (recoveries) during quarter	$(3)	$2	$(12)
Allowance for loan losses to non-accrual loans	600%	724%	453%
Allowance for loan losses to loans receivable (c)	1.10%	1.30%	1.34%
Troubled debt restructured loans on accrual status (d)	$2,941	$2,955	$3,282

CAPITAL RATIOS:
Tier 1 leverage capital	11.96%	11.98%	11.45%
Tier 1 risk-based capital	17.26%	17.13%	16.49%
Common equity Tier 1 risk-based capital	17.26%	17.13%	16.49%
Total risk-based capital	18.43%	18.39%	17.74%
Tangible common equity to tangible assets (non-GAAP)	11.82%	11.75%	10.98%

BOOK VALUES:
Book value per common share	$18.87	$16.84	$15.49
Tangible book value per common share (e)	16.83	16.08	14.72
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $308, $323 and $199 reported as non-accrual loans at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2019 Earnings
January 22, 2019

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$860,639	5.48%	$731,480	5.44%	$709,079	5.26%
Investment securities and FHLB stock (1)	34,419	3.68	16,504	2.62	12,451	2.70
Interest-bearing deposits in banks and CDs	210,757	2.31	195,940	2.00	180,038	1.37
Total interest-earning assets	1,105,815	4.82	943,924	4.68	901,568	4.45
Other assets	91,142		63,746		60,128
Total assets	$1,196,957		$1,007,670		$961,696

Liabilities and Shareholders' Equity
NOW checking accounts	$281,123	0.26%	$216,498	0.21%	$212,550	0.21%
Money market accounts	156,638	0.59	136,026	0.59	136,466	0.38
Savings accounts	160,584	0.07	150,060	0.06	141,266	0.06
Certificates of deposit accounts	155,595	1.33	141,264	1.24	138,687	0.96
Total interest-bearing deposits	753,940	0.51	643,848	0.48	628,969	0.38

Total interest-bearing liabilities	753,940	0.51	643,848	0.48	628,969	0.38

Non-interest-bearing demand deposits	281,620		235,498		216,907
Other liabilities	7,133		6,093		3,732
Shareholders' equity	154,264		122,231		112,088
Total liabilities and shareholders' equity	$1,196,957		$1,007,670		$961,696

Interest rate spread		4.31%		4.20%		4.07%
Net interest margin (2)		4.47%		4.35%		4.19%
Average interest-earning assets to
average interest-bearing liabilities	146.67%		146.61%		143.34%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets